PRESS RELEASE

Spokane, Washington – 19 September, 2005

IDAHO GENERAL MINES, INC.

Trading Symbol: IGMI.OB (OTC:BB)

Idaho General Announces Early Siting Study for Mount Hope Molybdenum Roasting Facility

September 19, 2005 – Spokane, Washington – Idaho General Mines (OTCBB:IGMI) (“Idaho General” or the “Company”) today announced the launch of a study to determine the feasibility of the early siting of molybdenum roasting facilities for its Mount Hope Project in central Nevada.  Accelerated roaster construction, in response to chronic deficiencies in global molybdenum processing capacity, may provide the Company with a cash flow opportunity in advance of Mount Hope mine production.

Mount Hope is one of the world’s premier undeveloped molybdenum-porphyry deposits.  Phase 1 mining plans propose a 40,000-tonne per day operation. The Project will produce an average of 34 million pounds of molybdenum annually at a total cash cost of US$3.12 per pound over its first five years of operation and an average of 28.5 million pounds of molybdenum annually at a total cash cost of  US$3.40 per pound for its first 20 years of operation.

Technical studies are currently in progress to evaluate a phase II mine plan, which would extract the full molybdenum resource down to an elevation of 1410 meters.  The phase II mine plan is expected to extend the operation life from year 21 through year 53 and would recover an additional 461 M tonnes averaging 0.062% Mo.  Whereas the phase I mine plan contemplated processing the 134 M tonnes of low-grade after year 20, the addition of a phase II mine plan when completed and adopted would displace processing of low-grade to years 54 through 63.  Total recovered molybdenum for the phase I & II mine plans plus low-grade processing is estimated at 1.28 billion pounds. Completion of the supplemental feasibility study and an additional NI 43-101 for Phase II mine plans is expected in October 2005.

Construction plans for the Mount Hope Project include provisions for roasting facilities that will produce technical-grade molybdenum oxide (TMO), an end product that can be shipped directly to the stainless steel and specialty metal alloy markets worldwide.  Existing plans have sized the Mount Hope roaster to process concentrates produced on-site, but the pending study may demonstrate the feasibility and benefit of planning such facilities for molybdenum concentrates provided by other producers (a.k.a. “toll roasting”) as well.  The study will provide cost and scheduling estimates for the expedited permitting and construction of the roaster along with an in-depth analysis of toll roasting economics. A key component of the study will be siting of the plant. Because of the high value of the product, the roaster may be located in close proximity to the mine or anywhere in the western United States or abroad.

Existing molybdenum processing facilities appear to have reached capacity in recent years, resulting in sharply increased roasting charges.  Furthermore, there is very little new roasting capacity under construction and most competing molybdenum development projects are too small to warrant their own roasting facilities.  The integration of in-house roasting facilities at Mount Hope are expected to provide Idaho General with competitive and cost advantages relative to its peers.

Idaho General President and CEO Bob Russell stated, “The molybdenum roaster is a key component of our strategy to make Mount Hope a major force in the molybdenum supply chain for the next several decades”.

The recently-completed Mount Hope feasibility study indicates that Phase 1 mining plans will be highly profitable using a conservative molybdenum price forecast of $7 per pound.  The current molybdenum price is more than $30 per pound.

Idaho General Mines, Inc. is an American mineral exploration company specializing in advanced-stage molybdenum projects.  Idaho General holds the Mount Hope Project in central Nevada which contains one of the largest molybdenum-porphyry deposits in the world. Idaho General is led by a highly-qualified technical and financial management team and its stock trades on the OTC Bulletin Board under the symbol “IGMI”.

Visit us at: http://www.idahogeneralmines.com/

Statements made which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements. Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact Information:

Robert L. Dumont, Vice-President

Idaho General Mines, Inc.

Phone: (509) 838-1213